Exhibit 99.1

Capricor Therapeutics Retains Full Rights to CAP-1002 as Janssen Biotech, Inc. Decides Not to Exercise Option

LOS ANGELES, July 6, 2017 – Capricor Therapeutics, Inc. (NASDAQ: CAPR) today announced that Janssen Biotech, Inc. (Janssen) has decided not to exercise its option to exclusively license Capricor’s lead candidate CAP-1002 (allogeneic cardiosphere-derived cells) for development and commercialization in the field of cardiology. In connection with this decision, the Collaboration Agreement and License Option entered into between Capricor and Janssen has been terminated. As a result, Capricor shall retain all rights to develop and commercialize CAP-1002 for any indication, either independently or in collaboration with third parties. Capricor will also have an irrevocable, fully paid-up non-exclusive license under patents controlled by Janssen utilized in the production of the clinical trial materials manufactured pursuant to the Chemistry, Manufacturing, and Controls (CMC) development plan between Capricor and Janssen and a non-exclusive perpetual license to publish, disclose and use the information of Janssen that was utilized in the production of the clinical trial materials manufactured pursuant to the CMC development plan. No payments between Capricor and Janssen are required to be made in relation to this decision.

“Over the last few years, and during the term of the Janssen option period, we believe that significant value for our CAP-1002 asset has been created through the demonstration of clinical proof-of-concept to treat Duchenne muscular dystrophy (DMD) and also from the progress that has been made towards the development of a commercial-scale manufacturing process for the cells,” said Linda Marbán, Ph.D., Capricor’s president and chief executive officer. “Although Janssen’s decision removes a potential corporate partner for Capricor, this decision also resolves uncertainty concerning the scope of the license for CAP-1002 and provides Capricor the freedom to enter into new licensing and/or business development opportunities around this promising therapeutic candidate.”

“Following our announcement of positive results from our Phase I/II HOPE clinical trial in April, we have focused our efforts toward the clinical development of CAP-1002 for DMD. We discussed potential product registration strategies for this indication at our recent meeting with the U.S. Food and Drug Administration, and we look forward to providing an update on our clinical development plans in DMD very shortly. We expect to commence a randomized, double-blind, placebo-controlled clinical trial of repeat administrations of intravenous CAP-1002 in boys and young men with DMD in the second half of this year, subject to regulatory approval” added Dr. Marbán.

Capricor previously announced that a six-month interim analysis of the Phase II ALLSTAR clinical trial in people who had suffered a myocardial infarction showed a low probability that CAP-1002 would achieve the primary endpoint of scar size reduction, as measured by late gadolinium-enhanced magnetic resonance imaging, at 12 months. However, non-significant group differences in certain pre-specified secondary endpoints, including changes in left ventricular end-systolic and end-diastolic volumes (LVESV and LVEDV), suggest a potential beneficial effect from CAP-1002 on remodeling, one of the major culprits in the development of chronic heart failure.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a clinical-stage biotechnology company developing first-in-class biological therapies. Capricor's lead candidate, CAP-1002, is a cell-based candidate currently in clinical development for the treatment of Duchenne muscular dystrophy. Capricor is also exploring the potential of CAP-2003, a cell-free, exosome-based candidate, to treat a variety of disorders. For more information, visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings, and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission on March 16, 2017, in its Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on September 28, 2015, together with prospectus supplements thereto, and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Securities and Exchange Commission on May 15, 2017. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. Capricor's exosomes technology, including CAP-2003, has not yet been approved for clinical investigation.

For more information, please contact:

AJ Bergmann, Vice President of Finance
+1-310-358-3200
abergmann@capricor.com